PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus dated August 10, 2016)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-212302

Sorrento Therapeutics, Inc.

32,317,959 Shares of Common Stock

This Prospectus Supplement No. 1 amends and supplements information contained in that certain Prospectus, dated August 10, 2016, or the Prospectus, relating to the resale by the investors listed in the section of the Prospectus entitled “Selling Stockholders”, or the Selling Stockholders, of up to 32,317,959 shares of our common stock, par value $0.0001 per share, or the Common Stock. The 32,317,959 shares of Common Stock consist of: (i) 27,027,023 shares of Common Stock, and (ii) up to 5,290,936 shares of Common Stock issuable upon exercise of outstanding warrants to purchase shares of Common Stock, or the Warrants. We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the Prospectus.

We are filing this Prospectus Supplement No. 1 to reflect the transfer by FREJOY Investment Management Co., Ltd., one of the Selling Stockholders named in the Prospectus, of (1) 1,801,801 shares of Common Stock and (2) a Warrant to purchase 373,079 shares of Common Stock to Full Succeed International Limited, or, collectively, the Transfer. Accordingly, certain of the shares of Common Stock and Warrants to purchase shares of Common Stock previously held by FREJOY Investment Management Co., Ltd. are now owned by Full Succeed International Limited, and FREJOY Investment Management Co., Ltd. now owns: (i) 3,504,506 shares of Common Stock, and (2) a Warrant to purchase 396,856 shares of Common Stock.

The Selling Stockholders table in the Prospectus is hereby amended to reflect the Transfer. Accordingly, this Prospectus Supplement No. 1 amends the Selling Stockholders table beginning on page 7 of the Prospectus by (1) deleting the FREJOY Investment Management Co., Ltd. line and replacing it with the lines set forth below, (2) deleting footnote 9 to the Selling Stockholders table in the Prospectus and replacing it with the footnote 9 set forth below, and (3) adding footnote 21 set forth below after footnote 20 to the Selling Stockholders table in the Prospectus. This Prospectus Supplement No. 1 does not impact any other Selling Stockholders set forth in the Selling Stockholders table in the Prospectus.

	Shares Beneficially Owned Prior to the Offering(1)			Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Shares Beneficially Owned After the Offering(1)(2)
Name	Number		Percentage	Number	Number	Percentage
FREJOY Investment Management Co., Ltd.	3,901,362	(9)	5.9%	3,901,362	—	—
Full Succeed International Limited	2,174,880	(21)	3.3%	2,174,880	—	—

(9)	The number of shares consists of (i) 3,504,506 shares of Common Stock, and (ii) 396,856 shares of Common Stock issuable upon exercise of a Warrant. Chunrong Qiu, the Executive Director of FREJOY Investment Management Co., Ltd., may be deemed to have voting and dispositive power over the shares held by FREJOY Investment Management Co., Ltd. Mr. Qiu disclaims beneficial ownership with respect to such shares except to the extent of his pecuniary interest therein, if any. The business address of FREJOY Investment Management Co., Ltd. is Second Floor, Capital City, Independence Avenue, Victoria, Mahe, Seychelles. FREJOY Investment Management Co., Ltd. has agreed not to, without our prior written consent, sell, assign, encumber, hypothecate, pledge, convey in trust, gift, transfer by request, devise or descent, or otherwise transfer or dispose of any shares of our Common Stock or securities convertible into, exercisable or exchangeable for Common Stock until at least December 7, 2016.

(21)	The number of shares consists of (i) 1,801,801 shares of Common Stock, and (ii) 373,079 shares of Common Stock issuable upon exercise of a Warrant. Voting and dispositive power with respect to the shares held by Full Succeed International Limited is exercised by Le Yu, who is the Managing Director of Full Succeed International Limited. The business address of Full Succeed International Limited is 18F, Ping An Finance Tower, No. 1333, Lujiazui Ring Road, Shanghai, China. Full Succeed International Limited has agreed not to, without our prior written consent, sell, assign, encumber, hypothecate, pledge, convey in trust, gift, transfer by request, devise or descent, or otherwise transfer or dispose of any shares of our Common Stock or securities convertible into, exercisable or exchangeable for Common Stock until at least December 7, 2016.

The date of this prospectus supplement is August 18, 2016.